EXHIBIT 2.29

(translation from Portuguese)

             MANUAL OF DISCLOSURE AND USE OF INFORMATION AND POLICY
                     OF NEGOTIATIONS OF SECURITIES ISSUED BY
                    COMPANHIA DE BEBIDAS DAS AMERICAS - AmBev

                          INDIVIDUAL INVESTMENT PROGRAM

                                                    Expiration Date: 09/17/2010

                               I - IDENTIFICATION

   FUNDACAO ANTONIO E HELENA ZERRENNER - INSTITUICAO NACIONAL DE BENEFICENCIA

    Brazilian Taxpayers Registry # CNPJ/MF - 60.480.480/0001-67 CEP 04538-132

      Av. Brigadeiro Faria Lima, 3900 - 11(degree) andar - conj. 1101 - Sao
                                Paulo - Sao Paulo

            II - INDICATION OF THE CAPACITY UNDER WHICH THIS FORM IS
                                BEING FILLED OUT:

                 Member of the controlling shareholders' group.

                       III - DECLARATION OF THE AMOUNT AND
                     CHARACTERISTICS OF THE SECURITIES TO BE
                                   NEGOTIATED.

                   Common Shares Purchase Up to R$ 200 million

               IV - IDENTIFICATION OF THE ISSUER OF THE SECURITIES

            Corporate Name: Companhia de Bebidas das Americas - AmBev
           Headquarters' Address: Rua Dr. Renato Paes de Barros, 1017,
                            4th floor - CEP 04530-001
                                   Itaim Bibi

                             V - NEGOTIATION PERIODS

     We forecast implementation of the investment within no more than 36 (thirty-six) months, as from the date of execution hereof, up to the sum of R$ 200,000,000.00 (two hundred million Brazilian reais).

                            VI - ADDITIONAL COMMENTS

The Foundation, in view of its condition as an institutional investor and its capacity as a member of the controlling shareholders' group of AmBev, in accordance with the Shareholders Agreement dated 07/01/1999 and its Amendment dated 03/02/2004, seeks to invest in common shares of the Company, for the good results shown thereby, both with regard to distribution of dividends and appreciation thereof.

For this purpose, it intends to acquire common shares in AmBev up to the sum of R$ 200,000,000.00 within the time frame of no more than 36 months, using its own financial resources.

We estimate purchase of an average of 42,700 common shares per month, investing something of the order of R$ 5.6 million per month, based on a price of R$
130.19 per share (average 15-day stock price from 1 June 2007 to 31 August 2007 at the Sao Paulo Stock Exchange - BOVESPA).

Actual implementation of this projected time schedule will depend on the availability at the Sao Paulo Stock Exchange - BOVESPA of the offering of shares in the volume and at the price expected, as well as coordination with AmBev itself, so as to avoid improper influence as regards to the price, or purchase of shares by the Foundation that might result in disposal of shares by AmBev, in contravention of the rules as defined by the Brazilian Securities Commission - CVM Ruling No. 10/80.

We hereby undertake to:

a) comply with the requirement to refrain from trading AmBev shares on those days when the Company communicates that it will trade with shares it has issued;

b) follow the resolutions established in this instrument and present to AmBev justifications in the event that something to the contrary occurs;

c) observe the prohibition terms set forth in the AmBev Manual, and not negotiate the securities acquired under the present Individual Investment Program during the 90-day period following the date of their acquisition;

d) observe the expiration date of this plan and propose, in writing, its amendment, extension, or communicate its termination;

e)   negotiate only through registered brokers, as set forth in the AmBev
     Manual.


                                                 Sao Paulo, September 17, 2007.

                                                        (Original in Portuguese)

MANUAL DE DIVULGACAO E USO INFORMACOES E POLITICA DE NEGOCIACAO DE VALORES MOBILIARIOS DE EMISSAO DA COMPANHIA DE BEBIDAS DAS AMERICAS - AmBev


                       PROGRAMA INDIVIDUAL DE INVESTIMENTO

                                                      Vencimento : 17/09/2010.-


                                I - QUALIFICACAO

   FUNDACAO ANTONIO E HELENA ZERRENNER - INSTITUICAO NACIONAL DE BENEFICENCIA

                  CNPJ/MF = 60.480.480/0001-67 - CEP 04538-132


        Av. Brigadeiro Faria Lima, 3900 - 11(degree) andar - conj.1101 -
                              Sao Paulo - Sao Paulo


       II - INDICACAO DA QUALIDADE EM QUE ESTA PREENCHENDO ESTE FORMULARIO

                Integrante do grupo de acionistas controladores.


            III - DECLARACAO DA QUANTIDADE E DAS CARACTERISTICAS DOS
                VALORES MOBILIARIOS CUJA NEGOCIACAO SE PRETENDE.

                    Acoes Ordinarias Compra Ate R$200 Milhoes


         IV - QUALIFICACAO DA COMPANHIA EMISSORA DOS VALORES MOBILIARIOS

             Denominacao : Companhia de Bebidas das Americas - AmBev
             Endereco da Sede: Rua Dr. Renato Paes de Barros, 1017 ,
                         4(degree) andar - CEP 04530-001
                                   Itaim BiBi

                            V- PERIODOS DE NEGOCIACAO

Prevemos a implementacao de investimento, no periodo de ate 36 (trinta e seis) meses, a contar da data de assinatura deste, ate o montante de R$200.000.000,00 (Duzentos milhoes de Reais).

                           VI - COMENTARIOS ADICIONAIS

A Fundacao, pela sua condicao de investidora institucional integrante do grupo de acionistas controladores da Ambev, nos termos do Acordo de Acionistas firmado em 01/07/1999 e seu Aditivo de 02/03/2004, pretende investir em acoes ordinarias da Companhia, pelos bons resultados que tem apresentado, tanto com a distribuicao de dividendos como pela sua valorizacao.

Para tanto pretende adquirir acoes ordinarias da Ambev ate o montante de R$200.000.000,00, no prazo de ate 36 meses, com recursos financeiros proprios. Estimamos adquirir em media 42.700 acoes ordinarias por mes, investindo cerca de R$5,6 milhoes ao mes, tomando-se por base o preco de R$130,19 por acao (media movel de 15 dias, do periodo de 01/06/07 a 31/08/07, na BOVESPA).

A execucao desse cronograma estimativo dependera da disponibilidade, no mercado da Bolsa de Valores de Sao Paulo, da oferta de acoes em volume e aos precos esperados, bem como de coordenacao com a propria Ambev, de forma a evitar a influencia indevida sobre o preco, ou aquisicao de acoes pela Fundacao que possam resultar em alienacoes pela Ambev, de forma contraria a Instrucao CVM n(degree) 10/80.

Comprometemo-nos a:

a) observar a restricao de nao negociar com acoes da Ambev nos dias em que a Companhia informe que ira negociar com acoes de sua emissao;

b) seguir as definicoes estabelecidas neste instrumento e apresentar a AmBev as justificativas para os casos em que isto nao ocorra;

c) observar os prazos de vedacao previstos no Manual AmBev e a nao negociar com os valores mobiliarios adquiridos na forma deste Programa Individual de Negociacao pelo prazo minimo de 90 (noventa dias) da data da sua aquisicao;

d) observar o prazo de vencimento deste plano e apresentar alteracoes, sua renovacao ou a comunicar, por escrito, sua extincao;

e) negociar somente atraves das corretoras credenciadas, conforme definido no Manual AmBev.

                                              Sao Paulo, 17 de setembro de 2007.